CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 30 to Registration Statement No. 033-73572 of Hartford Life and Annuity Insurance Company Separate Account Ten, on Form N-4, of our report dated February 23, 2010, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account Ten as of December 31, 2009, and the related statements of operations and changes in net assets for the respective stated periods then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
April 30, 2010
Hartford, CT